MACOM Reports Fiscal First Quarter 2020 Financial Results

LOWELL, MA, January 28, 2020 - MACOM Technology Solutions Holdings, Inc. ("MACOM") (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal first quarter ended January 3, 2020.
First Quarter Fiscal Year 2020 GAAP Results
•Revenue was $119.1 million, a decrease of 21.0% compared to $150.7 million in the previous year fiscal first quarter and an increase of 6.1% compared to $112.2 million in the prior fiscal quarter;
•Gross margin was 48.9%, compared to 50.8% in the previous year fiscal first quarter and 47.2% in the prior fiscal quarter;
•Operating loss was $10.5 million, compared to a loss of $14.4 million in the previous year fiscal first quarter and a loss of $12.0 million in the prior fiscal quarter; and
•Net loss was $28.4 million, or $0.43 loss per diluted share, compared to net loss of $23.4 million, or $0.44 loss per diluted share, in the previous year fiscal first quarter and net income of $10.5 million, or $0.16 per diluted share, in the prior fiscal quarter.
First Quarter Fiscal Year 2020 Adjusted Non-GAAP Results
•Adjusted gross margin was 53.5%, compared to 56.3% in the previous year fiscal first quarter and 53.0% in the prior fiscal quarter;
•Adjusted operating income was $13.0 million, or 10.9% of revenue, compared to adjusted operating income of $21.9 million, or 14.5% of revenue, in the previous year fiscal first quarter and adjusted operating income of $8.5 million, or 7.6% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $4.9 million, or $0.07 per diluted share, compared to adjusted net income of $12.9 million, or $0.20 per diluted share, in the previous year fiscal first quarter and adjusted net income of $0.8 million, or $0.01 per diluted share, in the prior fiscal quarter.
Management Commentary
“Q1 was a solid start to our fiscal year,” said Stephen G. Daly, President and Chief Executive Officer. “Our new organization and engineering leadership is having a positive impact on product development.”
Business Outlook
For the fiscal second quarter ending April 3, 2020, MACOM expects revenue to be in the range of $122 million to $126 million. Adjusted gross margin is expected to be between 53% and 55%, and adjusted earnings per share is expected to be between $0.09 and $0.13 on an anticipated 68.0 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, January 28, 2020 at 5:00 p.m. Eastern Time to discuss its fiscal first quarter 2020 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 7669118.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 7669118. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Data Center, Telecommunication and Industrial and Defense applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our new organization structure and its impact on product development and operational enhancements, MACOM’s prospect and growth opportunities in our three primary markets, development and process qualification timelines and the estimated financial results for our fiscal second quarter and the stated business outlook and future results of operations.

These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including those factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP income (loss) from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP income tax rate, adjusted EBITDA, non-GAAP interest expense and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based and non-cash compensation costs, impairment and restructuring charges, changes in common stock warrant liability, non-cash interest, litigation costs, acquisition, integration and restructuring related costs, equity investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This is a non-cash expense and is not considered by management in making operating decisions.

Share-Based and Non-cash Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment-Related Charges - includes amounts associated with the impairment of property and equipment primarily associated with approved restructuring plans to reduce staffing and manufacturing, research and development and administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development and administrative footprints, including amounts associated with the 2019 restructuring and other restructuring plans. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Equity Investment Gains and Losses - primarily includes losses associated with a non-marketable equity investment we have in a private business. The investment losses are non-cash in nature, and we believe are not correlated to future business operations and including such amounts does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 8% for our fiscal years 2019 and 2020. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our adjusted non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for our management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time. Our adjusted non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analyzing a company’s cash flow.

Incremental Shares - is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 3, 2020	September 27, 2019	December 28, 2018

Revenue	$119,097	$112,248	$150,689
Cost of revenue	60,893	59,323	74,064
Gross profit	58,204	52,925	76,625
Operating expenses:
Research and development	35,158	34,875	43,525
Selling, general and administrative	32,340	26,849	42,519
Impairment charges	—	700	—
Restructuring charges	1,234	2,496	4,978
Total operating expenses	68,732	64,920	91,022
Loss from operations	(10,528)	(11,995)	(14,397)
Other (expense) income:
Warrant liability (expense) gain	(4,087)	(5,023)	5,468
Interest expense, net	(8,621)	(8,661)	(8,773)
Other expense, net	(3,740)	(3,507)	(4,569)
Total other expense	(16,448)	(17,191)	(7,874)

Loss before income taxes	(26,976)	(29,186)	(22,271)
Income tax expense (benefit)	1,386	(39,702)	1,125
Net (loss) income	$(28,362)	$10,516	$(23,396)

Net (loss) income per share:
Basic:
(Loss) income per share - basic	$(0.43)	$0.16	$(0.36)

Diluted:
(Loss) income per share - diluted	$(0.43)	$0.16	$(0.44)

Shares - Basic	66,240	66,077	65,277
Shares - Diluted	66,240	66,378	65,444

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	January 3, 2020	September 27, 2019

ASSETS
Current assets:
Cash and cash equivalents	$108,184	$75,519
Short term investments	101,879	101,226
Accounts receivable, net	51,777	69,790
Inventories	106,857	107,880
Income tax receivable	16,729	16,661
Prepaids and other current assets	25,208	27,506
Total current assets	410,634	398,582
Property and equipment, net	129,979	132,647
Goodwill and intangible assets, net	482,752	495,955
Deferred income taxes	43,322	43,812
Other investments	19,864	23,613
Other long-term assets	45,656	10,965
TOTAL ASSETS	$1,132,207	$1,105,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations and other	$1,732	$1,084
Current portion of long-term debt	6,885	6,885
Accounts payable	24,327	24,822
Accrued liabilities	54,601	39,908
Deferred revenue	7,094	2,137
Total current liabilities	94,639	74,836
Finance lease obligations and other, less current portion	29,929	29,506
Long-term debt obligations, less current portion	654,497	655,272
Common stock warrant liability	16,451	12,364
Deferred income taxes	640	632
Other long-term liabilities	42,531	19,068
Total liabilities	838,687	791,678
Stockholders’ equity	293,520	313,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,132,207	$1,105,574

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	January 3, 2020	December 28, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,362)	$(23,396)
Depreciation and amortization	20,503	28,184
Share based compensation	8,150	9,273
Warrant liability loss (gain)	4,087	(5,468)
Deferred income taxes	487	27
Loss on minority equity investment	3,749	4,556
Impairment and restructuring related	—	2,746
Other adjustments to reconcile loss to net operating cash	538	1,229
Inventories	1,023	1,985
Accounts receivable	18,013	(12,308)
Change in other operating assets and liabilities	9,470	(3,919)
Net cash provided by operating activities	37,658	2,909
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,248)	(11,521)
Sales, purchases and maturities of investments	(293)	(450)
Acquisition of businesses, net	—	(375)
Net cash used in investing activities	(4,541)	(12,346)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(1,721)	—
Payments on finance leases and other	(751)	(185)
Proceeds from stock option exercises and employee stock purchases	1,973	2,392
Repurchase of common stock - tax withholdings on equity awards	(93)	(341)
Net cash (used in) provided by financing activities	(592)	1,866
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	140	(16)
NET CHANGE IN CASH AND CASH EQUIVALENTS	32,665	(7,587)
CASH AND CASH EQUIVALENTS — Beginning of period	75,519	94,676
CASH AND CASH EQUIVALENTS — End of period	$108,184	$87,089

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$58,204	48.9	$52,925	47.2	$76,625	50.8
Amortization expense	4,420	3.7	5,773	5.1	8,053	5.3
Share-based and non-cash compensation	1,052	0.9	836	0.7	533	0.4
Impairment related charges	—	—	—	—	(991)	(0.7)
Acquisition, integration and restructuring related costs	—	—	—	—	547	0.4
Adjusted gross profit (Non-GAAP)	$63,676	53.5	$59,534	53.0	$84,767	56.3

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$68,732	57.7	$64,920	57.8	$91,022	60.4
Amortization expense	(8,654)	(7.3)	(6,757)	(6.0)	(12,519)	(8.3)
Share-based and non-cash compensation	(8,117)	(6.8)	(3,551)	(3.2)	(8,530)	(5.7)
Impairment and restructuring charges	(1,234)	(1.0)	(3,196)	(2.8)	(4,978)	(3.3)
Litigation costs	—	—	—	—	(151)	(0.1)
Acquisition, integration and restructuring related costs	(22)	—	(366)	(0.3)	(1,972)	(1.3)
Adjusted operating expenses (Non-GAAP)	$50,705	42.6	$51,050	45.5	$62,872	41.7

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Loss from operations - GAAP	$(10,528)	(8.8)	$(11,995)	(10.7)	$(14,397)	(9.6)
Amortization expense	13,074	11.0	12,530	11.2	20,572	13.7
Share-based and non-cash compensation	9,169	7.7	4,387	3.9	9,063	6.0
Impairment and restructuring charges	1,234	1.0	3,196	2.8	3,987	2.6
Litigation costs	—	—	—	—	151	0.1
Acquisition, integration and restructuring related costs	22	—	366	0.3	2,519	1.7
Adjusted income from operations (Non-GAAP)	$12,971	10.9	$8,484	7.6	$21,895	14.5

Depreciation expense	7,429	6.2	7,276	6.5	7,612	5.1
Adjusted EBITDA (Non-GAAP)	$20,400	17.1	$15,760	14.0	$29,507	19.6

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net (loss) income - GAAP	$(28,362)	(23.8)	$10,516	9.4	$(23,396)	(15.5)
Amortization expense	13,074	11.0	12,530	11.2	20,572	13.7
Share-based and non-cash compensation	9,169	7.7	4,387	3.9	9,063	6.0
Impairment and restructuring charges	1,234	1.0	3,196	2.8	3,987	2.6
Warrant liability expense (gain)	4,087	3.4	5,023	4.5	(5,468)	(3.6)
Non-cash interest, net	1,015	0.9	1,015	0.9	1,015	0.7
Litigation costs	—	—	—	—	151	0.1
Acquisition, integration and restructuring related costs	22	—	366	0.3	2,519	1.7
Equity investment and sale of business losses	3,749	3.1	3,545	3.2	4,446	3.0
Tax effect of non-GAAP adjustments	957	0.8	(39,772)	(35.4)	4	—
Adjusted net income (Non-GAAP)	$4,945	4.2	$806	0.7	$12,893	8.6

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net (loss) income - GAAP	$(28,362)		$10,516		$(23,396)
Warrant liability gain	—		—		(5,468)
Net (loss) income - diluted	$(28,362)	$(0.43)	$10,516	$0.16	$(28,864)	$(0.44)

Adjusted net income (Non-GAAP)	$4,945	$0.07	$806	$0.01	$12,893	$0.20

	Three Months Ended
	January 3, 2020	September 27, 2019	December 28, 2018
	Shares	Shares	Shares
Diluted shares - GAAP	66,240	66,378	65,444
Incremental shares	1,292	358	129
Adjusted diluted shares (Non-GAAP)	67,532	66,736	65,573

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$8,621	7.2	$8,661	7.7	$8,773	5.8
Non-cash interest expense	(1,015)	(0.9)	(1,015)	(0.9)	(1,015)	(0.7)
Adjusted interest expense (Non-GAAP)	$7,606	6.4	$7,646	6.8	$7,758	5.1

	Three Months Ended
	January 3, 2020		September 27, 2019		December 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$37,658	31.6	$(7,578)	(6.8)	$2,909	1.9
Capital expenditures	(4,248)	(3.6)	(6,058)	(5.4)	(11,521)	(7.6)
Free cash flow (Non-GAAP)	$33,410	28.1	$(13,636)	(12.1)	$(8,612)	(5.7)
Free cash flow as a percentage of Adjusted net income	676%		(1,692)%		(67)%